Table of Contents
EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 6, 2009

among

VIASYSTEMS GROUP, INC.,

MAPLE ACQUISITION CORP.

and

MERIX CORPORATION

TABLE OF CONTENTS

		Page

ARTICLE I	THE MERGER	3
Section 1.1.	The Merger	3
Section 1.2.	Closing	3
Section 1.3.	Effective Time	3
Section 1.4.	Effects of the Merger	3
Section 1.5.	Articles of Incorporation and Bylaws of the Surviving Corporation	3
Section 1.6.	Directors and Officers of the Surviving Corporation	3
ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS; OTHER EQUITY AWARDS; ADJUSTMENTS; ASSOCIATED RIGHTS	4
Section 2.1.	Effect on Capital Stock	4
Section 2.2.	Exchange of Certificates	5
Section 2.3.	Company Stock Options; Other Equity Awards	8
Section 2.4.	Adjustments	8
Section 2.5.	Associated Rights	9
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
Section 3.1.	Organization, Standing and Corporate Power	9
Section 3.2.	Capitalization	10
Section 3.3.	Authority; Noncontravention; Voting Requirements	12
Section 3.4.	Governmental Approvals	13
Section 3.5.	Company SEC Documents; Undisclosed Liabilities	13
Section 3.6.	Absence of Certain Changes or Events	15
Section 3.7.	Legal Proceedings	15
Section 3.8.	Compliance with Laws; Company Permits	16
Section 3.9.	Information Supplied	16
Section 3.10.	Tax Matters	17
Section 3.11.	Employee Benefits and Labor Matters	18
Section 3.12.	Environmental Matters	20
Section 3.13.	Contracts	21
Section 3.14.	Title to Properties	23
Section 3.15.	Intellectual Property	23
Section 3.16.	Insurance, Claims and Warranties	27
Section 3.17.	Opinion of Financial Advisor	28
Section 3.18.	Brokers and Other Advisors	28
Section 3.19.	State Takeover Statutes	28
Section 3.20.	Rights Plan	28
Section 3.21.	Interested Party Transactions	28
Section 3.22.	Reorganization Treatment	28
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	29
Section 4.1.	Organization, Standing and Corporate Power	29
Section 4.2.	Capitalization	29
Section 4.3.	Authority; Noncontravention; Voting Requirements	31
Section 4.4.	Governmental Approvals	32
Section 4.5.	Viasystems SEC Documents; Financial Statements; Undisclosed Liabilities	32
Section 4.6.	Absence of Certain Changes or Events	35
Section 4.7.	Legal Proceedings	35
Section 4.8.	Compliance With Laws; Parent Permits	35
Section 4.9.	Information Supplied	35
Section 4.10.	Tax Matters	36
Section 4.11.	Employee Benefits and Labor Matters	37
Section 4.12.	Environmental Matters	38
Section 4.13.	Contracts	39
Section 4.14.	Title to Properties	40
Section 4.15.	Intellectual Property	41
Section 4.16.	Insurance, Claims and Warranties	43
Section 4.17.	Brokers and Other Advisors	44
Section 4.18.	Ownership and Operations of Merger Sub	44
Section 4.19.	State Takeover Statutes	44
Section 4.20.	Reorganization Treatment	44
Section 4.21.	Interested Party Transactions	44
Section 4.22.	Financing	45
ARTICLE V	ADDITIONAL COVENANTS AND AGREEMENTS	45
Section 5.1.	Preparation of the Registration Form S-4 and the Proxy Statement; Stockholder Meetings; Recapitalization	45
Section 5.2.	Conduct of Business	46
Section 5.3.	No Solicitation by the Company; Etc	53
Section 5.4.	Reasonable Best Efforts	55
Section 5.5.	Public Announcements	57
Section 5.6.	Access to Information; Confidentiality; Financing Cooperation	57
Section 5.7.	Notification of Certain Matters	58
Section 5.8.	Indemnification and Insurance	58
Section 5.9.	Securityholder Litigation	59
Section 5.10.	Fees and Expenses	59
Section 5.11.	Company Rights Plan	60
Section 5.12.	Representations Relating to Reorganization Treatment	60
Section 5.13.	Rule 16b-3	60
Section 5.14.	Stock Exchange Listing	60
Section 5.15.	Employee Benefits and Compensation	60
Section 5.16.	Employee Stock Purchase Plan	60
Section 5.17.	Board Representation	61
Section 5.18.	Financing Arrangements	61
Section 5.19.	Exchange Agreement	62
Section 5.20.	Company 2009 Equity Incentive Plan	62
ARTICLE VI	CONDITIONS PRECEDENT	62
Section 6.1.	Conditions to Each Party’s Obligation to Effect the Merger	62
Section 6.2.	Conditions to Obligations of Parent and Merger Sub	63
Section 6.3.	Conditions to Obligation of the Company	63
Section 6.4.	Frustration of Closing Conditions	64
ARTICLE VII	TERMINATION	64
Section 7.1.	Termination	64
Section 7.2.	Effect of Termination	66
Section 7.3.	Termination Fee	66
ARTICLE VIII	MISCELLANEOUS	68
Section 8.1.	No Survival, Etc	68
Section 8.2.	Amendment or Supplement	68
Section 8.3.	Extension of Time, Waiver, Etc	69
Section 8.4.	Assignment	69
Section 8.5.	Counterparts	69
Section 8.6.	Entire Agreement; No Third-Party Beneficiaries	69
Section 8.7.	Governing Law; Jurisdiction; Waiver of Jury Trial	69
Section 8.8.	Specific Enforcement	70
Section 8.9.	Notices	70
Section 8.10.	Severability	71
Section 8.11.	Definitions	71
Section 8.12.	Interpretation	75

INDEX OF EXHIBITS

Exhibit                                                                Description
Exhibit A-1                                                            Form of Articles of Incorporation of the Company
Exhibit A-2                                                            Form of Bylaws of the Company
Exhibit B-1                                                             Form of Third Amended and Restated Certificate of Incorporation of Parent
Exhibit B-2                                                             Form of Second Amended and Restated Bylaws of Parent
Exhibit C                                                                Form of Stockholder Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2009 (this “Agreement”), is among Viasystems Group, Inc., a Delaware corporation (“Parent”), Maple Acquisition Corp., an Oregon corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Merix Corporation, an Oregon corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective boards of directors of the Company and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement, and declared the Merger advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, Parent, as sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (i) Parent, Merger Sub and certain holders of the Company’s 4% Senior Subordinated Notes Due 2013 (“Company Convertible Securities”) holding collectively $68,590,000 of the principal amount of the Company Convertible Securities are entering into a note exchange agreement of even date herewith (the “Note Exchange Agreement”), pursuant to which, among other things, such holders have agreed to exchange their Company Convertible Securities for the cash and shares of Parent Common Stock specified therein concurrently with the Closing (the “Exchange”) and (ii) Parent, Hicks Muse, GSC and TCW are entering into a recapitalization agreement of even date herewith providing for implementation of the Recapitalization of Parent and the consummation of certain related actions immediately prior to the Closing (the “Recapitalization Agreement”);

WHEREAS, prior to the Closing, Parent shall effect the Recapitalization as described in Section 5.1(c); and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Business Corporation Act (the “OBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2. Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Dallas time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3. Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Oregon the articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the OBCA.  The Merger shall become effective upon the filing and the acceptance of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4. Effects of the Merger.  The Merger shall have the effects set forth in the OBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A-1 hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At or prior to the Effective Time, the Company shall cause its bylaws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit A-2 hereto and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates; Company Stock Options;

Other Equity Awards; Adjustments; Associated Rights

SECTION 2.1. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) that is equal to the Exchange Ratio (the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2. Exchange of Certificates.

(a) Exchange Agent.  On or promptly following the Closing Date, Parent shall deposit with Computershare or such bank or trust company as may be designated by Parent (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(e).  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case, without interest.

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II.  Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Parent Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfer Books; No Further Ownership Rights in Company Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law.  Subject to the last sentence of Section 2.2(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the Fractional Share Amount.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.2(e), in each case pursuant to this Agreement.

(g) Termination of Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 360 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II.  If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent.  Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

(j) Withholding Taxes.  Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law.  To the extent amounts are so withheld, Parent and the Exchange Agent shall be treated as though they withheld, from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation, and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to such former holder of the shares of Company Common Stock.  If withholding is required from shares of Parent Common Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

SECTION 2.3. Company Stock Options; Other Equity Awards.

(a) During the thirty (30) day period prior to the Closing, each holder of outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans (“Company Stock Options”), whether or not then vested or exercisable by its terms, shall have the opportunity to exercise his or her Company Stock Options upon payment of the exercise price in accordance with the terms of the applicable Company Stock Plan, or, at the option of the Company, on a net “cashless exercise” basis upon delivery to the Company of an exercise agreement in a form mutually acceptable to Parent and the Company; provided, however, that in accordance with the consent (the “Director Consents”) signed by each director of the Company on or prior the date hereof, the Company Stock Options identified in Section 2.3(a) of the Company Disclosure Schedule shall not be exercisable.  Except for vested Company Stock Options being exercised in accordance with the terms of the applicable Company Stock Plan, such Company Stock Option exercises shall be deemed effective as of, and conditioned upon, the occurrence of the Closing.  All written communications distributed generally to employees by or on behalf of the Company regarding such exercises will be mutually acceptable to Parent and the Company.  Each outstanding Company Stock Option which is not exercised prior to the Closing in accordance with this Section 2.3 shall be cancelled upon the occurrence of the Closing and no consideration shall be paid therefor.

(b) Each restricted stock unit or share of restricted stock granted under the Company Stock Plans that is outstanding immediately prior to the Closing shall automatically vest and be settled in Company Common Stock effective as of, and conditioned upon, the occurrence of the Closing and converted in accordance with Section 2.1(c); provided, however, that in accordance with the Director Consents signed by each director of the Company on or prior the date hereof, the restricted stock awards identified in Section 2.3(a) of the Company Disclosure Schedule shall not automatically vest.

(c) Effective on the Closing each of the Company Stock Plans shall be terminated in accordance with their respective terms.

(d) In connection with the termination of the Company Stock Plans, following the Effective Time, no holder of Company Stock Options or any participant in or beneficiary of the Company Stock Plans, will have any right to acquire or receive any equity securities of the Surviving Corporation or any Subsidiary thereof or any consideration other than as contemplated pursuant to this Section 2.3.

SECTION 2.4. Adjustments.  Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a) hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided, however, that the Exchange Ratio shall not be adjusted as a result of the Recapitalization.

SECTION 2.5. Associated Rights.  References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the Company Rights issued pursuant to the Company Rights Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 3.1. Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”).  For purposes of this Agreement, “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on such Person: (i) any change in the market price or trading volume of the securities of such Person (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (ii) with respect to any Person, any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of its obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iii) any change arising out of conditions affecting the economy or the capital markets or the industry of such Person in general which does not affect such Person in a disproportionate manner relative to other participants in the economy, capital markets or such industry, respectively; (iv) (A) any loss of or adverse impact on relationship with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent attributable to the announcement or pendency of the Merger; (v) failure to meet revenue or earnings projections, in and of itself, for any period ending (or for which earnings are released) on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any change resulting from changes in (A) applicable Law or (B) GAAP or formal pronouncements by standards bodies related thereto; (vii) acts of war or terrorism; (viii) earthquakes, hurricanes, tornadoes or other natural disasters; or (ix) stockholder class action or derivative litigation arising from allegations of breach of fiduciary duty relating to this Agreement or false or misleading public disclosure (or omission) in connection with this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).  The Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered to Parent correct and complete copies of its articles of incorporation and bylaws, in each case as amended to the date of this Agreement (the “Company Charter Documents”).  The Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Company Subsidiary Documents”) are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.  The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the board of directors and each committee of the board of directors of the Company held since January 1, 2005.

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), 500,000 shares of which have been designated as the “Series A Preferred Stock,” all of which have been reserved for issuance upon exercise of the Company Rights issuance pursuant to the Company Rights Agreement.  At the close of business on October 5, 2009, (i) 21,628,104 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 8,325,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,153,957 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans and 252,262 shares of Company Common Stock were subject to unvested restricted stock awards), (iv) no shares of Company Preferred Stock were issued or outstanding, (v) 71 shares of Company Common Stock were available for purchase pursuant to the Company Stock Plans and the 2007 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and (vi) 4,608,296 shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Securities.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of October 5, 2009, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.  All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant.  Since January 1, 2009, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the Company Stock Options, restricted stock awards granted under the Company Stock Plans, shares of Company Common Stock issued pursuant to the Employee Stock Purchase Plan and the Company Convertible Securities, in each case, referred to above in this Section 3.2(a).  Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.  No share of Company Common Stock is owned by any Subsidiary of the Company.

(b) None of the Company’s Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its board of directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company in accordance with Oregon Revised Statutes §60.357(5), (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved (subject to Section 5.3) to recommend that stockholders of the Company adopt this Agreement.

(c) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Company Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Company Permit to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4. Governmental Approvals.  Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of Nasdaq, (b) the filing of the Articles of Merger with the Secretary of State of the State of Oregon pursuant to the OBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.  Section 3.4 of the Company Disclosure Schedule lists all material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority under Foreign Antitrust Laws that are necessary for the consummation by the Company of the Transactions.

SECTION 3.5. Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2006 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.  To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of May 31, 2009 (the “Company Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

SECTION 3.6. Absence of Certain Changes or Events.  Since the Company Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.  Except as disclosed in the Filed Company SEC Documents, since the Company Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.  Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Company Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7. Legal Proceedings.  Except as disclosed in the Filed Company SEC Documents, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

SECTION 3.8. Compliance with Laws; Company Permits.  The Company and its Subsidiaries are in compliance in all material respects with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.  The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Company Permits”).  The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits.  Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Company Permit.  The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Company Permit.

SECTION 3.9. Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger as described in Section 5.1(a) (as amended or supplemented from time to time, the “Registration Form S-4”) will, at the time the Registration Form S-4 or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) any registration statement to be filed with the SEC by Parent in connection with the terms of the Note Exchange Agreement will, at the time such registration statement, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.10. Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements.  No deficiency with respect to Taxes has been proposed, asserted or assessed (in any of the cases in writing) against the Company or any of its Subsidiaries.

(c) The Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the “IRS”) (or the applicable statute of limitations has expired) for all years through May 31, 2005.  All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring after 1996.

(e) No audit or other administrative or court proceeding is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, as a result of the transactions contemplated herein, would give rise to the payment of any amount which (i) would not be deductible by reason of Section 162(m), (ii) would result in the payment of an “excess parachute payment” under Section 280G of the Code or (iii) would be subject to withholding under Section 4999 of the Code.

(g) The Company has made available to Parent correct and complete copies of (i) all material income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(h) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(i) For purposes of this Agreement: (i) “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11. Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all other employee benefit plans, policies, agreements, arrangements, payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries (collectively, the “Company Plans”).  Neither the Company nor any of its affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has at any time contributed or has been obligated to contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan” ).  Neither the Company nor any ERISA Affiliate has, has had, or could reasonably be expected to have any liability, contingent or otherwise, to the Pension Benefit Guaranty Corporation (“PBGC” ).

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been delivered to Parent by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c) The Company Plans have been maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, except as would not have a Company Material Adverse Effect.  The Company Plans intended to qualify under Section 401 of the Code have received a favorable determination or opinion letter from the IRS as to their qualified status (and any trusts intended to be exempt from federal income taxation under the Code are so exempt).  Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except as would not have a Company Material Adverse Effect.

(d) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such material claim or lawsuit.

(e) None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any such plan or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(g) The Company is in compliance with Section 409A of the Code and the rules and regulations promulgated thereunder, except as would not have a Company Material Adverse Effect.  All Company Options have been granted with an exercise price of no less than fair market value on the applicable date of grant, except as would not have a Company Material Adverse Effect.

(h) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes, except as would not have a Company Material Adverse Effect.

(i) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization.  Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees.  There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries.  There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.  There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not have a Company Material Adverse Effect.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since November 1, 2008.

(j) Except for the amounts and vesting schedule of each equity award and the Company Stock Plan under which such award was granted, the documentation relating to equity awards granted on August 7, 2009 and set forth in Section 3.11(j)(1) of the Company Disclosure Schedule is the same form as the documentation provided to each executive officer and director of the Company who received equity awards on August 7, 2009, and the documentation relating to equity awards granted on August 7, 2009 and set forth in Section 3.11(j)(2) of the Company Disclosure Schedule is in the same form as the documentation provided to each non-executive employee of the Company who received such equity awards on August 7, 2009.

SECTION 3.12. Environmental Matters.

(a) Except for those matters that have not resulted and would not reasonably be expected to have a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) to the Knowledge of the Company, there are no pending or threatened investigations of the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries which would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, and (E) to the Knowledge of the Company, the Company has made available to Parent copies of all environmental reports, assessments, reviews and investigations and all written information pertaining to known or anticipated Environmental Liabilities relating to the Company or its Subsidiaries.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the protection of the environment or natural resources or the presence, management or Release of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act  (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act  (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13. Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party:  (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2006, (D) Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client or supply Contract that involves total consideration in excess of $1,000,000 (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice), (J) Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $1,000,000, (K) collective bargaining agreement, (L) “standstill” or similar agreement, (M) Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, and (O) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Company Material Contract”).  The Company has heretofore made available to Parent correct and complete copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.  No approval, consent or waiver of any Person is needed in order that any Company Material Contract continue in full force and effect following the consummation of the Transactions.  Neither the Company nor any of its Subsidiaries is in default under any Company Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company.  To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company.  Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Company Material Contract, received any notice of breach or default in any material respect under any Company Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Company Material Contract.

SECTION 3.14. Title to Properties.  Each of the Company and its Subsidiaries (a) has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents).  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.15. Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii) “Company Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights owned, filed or applied for by the Company or any of its Subsidiaries.

(iii) “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iv) “Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (A) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, Internet key words, identifying symbols, logos, emblems, signs and insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights (whether registered or unregistered and including copyrights in Software), works of authorship, moral rights, mask works and mask sets (collectively, “Copyrights”); (D) confidential and proprietary information, and non-public processes, designs (including circuit designs and layouts), specifications, technology, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, databases, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, research and development, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (A) through (D).

(v) “Software” means all (A) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, (B) databases and compilations, including any and all data and collections of data, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) documentation, including user manuals and training materials related to any of the foregoing.

(vi) “Technology” means, collectively, all designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, formulas, algorithms, procedures, techniques, ideas, know-how, Software, databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registered Intellectual Property and all material unregistered Marks used by the Company or any of its Subsidiaries.  Section 3.15(b) of the Company Disclosure Schedule lists, for each item of Company Registered Intellectual Property, the owner of such item of Company Registered Intellectual Property, the registration or application date and number (as applicable) of such item of Company Registered Intellectual Property and the jurisdiction in which such item of Company Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed.  All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Company Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the Company Registered Intellectual Property have been timely made, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property and all issuances, registrations and applications therefor.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of all Company Registered Intellectual Property, free and clear of all Liens.  The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise exploit, all of the other Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens.  The Company Intellectual Property and Company Technology owned by or licensed to the Company or any of its Subsidiaries includes all of the material Intellectual Property Rights and Technology necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.  The Company Registered Intellectual Property (other than any applications included in the Company Registered Intellectual Property) is valid and enforceable.

(d) To the Knowledge of the Company, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property Rights of any other Person, except as would not have a material effect on the Company: (i) any Company Intellectual Property; (ii) any Company Technology; and (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of any Company Intellectual Property, Company Technology, products or services by the Company or any of its Subsidiaries; or (iv) the present business practices, methods or operations of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (A) against the Company or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (B) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner.  Neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim.

(e) To the Knowledge of the Company and except as would not have a material effect on the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has made any claim of infringement, violation, misappropriation or misuse of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f) No Trade Secret or other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof.  Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all such Trade Secrets and other non-public, proprietary information (and any confidential information of any other Person to whom the Company or any of its Subsidiaries has a confidentiality obligation).  Each employee, consultant and independent contractor of the Company or any of its Subsidiaries involved in the creation or development of any Intellectual Property Rights, Technology, products or services of the Company or any of its Subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary, as applicable, in a form made available to Parent prior to the date hereof.

(g) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property Rights or Technology owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property Rights or Technology.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property Rights or Technology owned by the Company or any of its Subsidiaries has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Company Computer Systems”) that are necessary for the operation of the Company’s and its Subsidiaries’ businesses.  The Company Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted.  During the three (3) year period prior to the date hereof, (i) no error or fault has occurred in or to any of the Company Computer Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any of the Company Computer Systems.

(i) Each of the Company and its Subsidiaries has established privacy compliance policies and is in compliance with, and has been in compliance with for the three (3) year period prior to the date hereof, its respective privacy policies and any applicable Laws relating to personal identifiable information.

(j) The consummation of the transactions contemplated hereby will not encumber or extinguish any Company Intellectual Property or Company Technology or result in the loss or impairment of the right of Parent to own or use any Company Intellectual Property or Company Technology.  Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any of its Subsidiaries to any Person of any ownership interest, license, right or protection from any legal proceeding with respect to any Company Intellectual Property or Company Technology or in Parent being bound by or subject to any non-compete or other restriction, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

SECTION 3.16. Insurance, Claims and Warranties.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Company Policies”).  The Company Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Company Policies.  No notice of cancellation or termination has been received by the Company with respect to any of the Company Policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Company Policy.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2007 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries.  All such existing claims are or will be fully covered by product liability insurance.  No circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.16(c) of the Company Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of twelve (12) months.  All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate,  has not had and would not reasonably be expected to have a Company Material Adverse Effect.  All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.17. Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of Thomas Weisel Partners, financial advisor to the Company, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the holders of shares of Company Common Stock is fair from a financial point of view to the holders of shares of Company Common Stock (the “Fairness Opinion”).  A correct and complete copy of the Fairness Opinion has been delivered to Parent.  The Company has been authorized by Thomas Weisel Partners to permit the inclusion of the Fairness Opinion and/or references thereto in the Proxy Statement.

SECTION 3.18. Brokers and Other Advisors.  Except for Thomas Weisel Partners, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.19. State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions.

SECTION 3.20. Rights Plan.  The Company has taken all actions necessary to (a) render the Company Rights Agreement, inapplicable to this Agreement, the Note Exchange Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the announcement of, or approval, execution and delivery of, this Agreement, the Note Exchange Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

SECTION 3.21. Interested Party Transactions.  Since January 1, 2006, there have been no transactions, agreements, arrangements or understanding between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act and that has not been so disclosed.

SECTION 3.22. Reorganization Treatment.  The Company agrees to report the Merger, together with the Exchange, as a “reorganization” within the meaning of Section 368(a) of the Code and not to take any action inconsistent with reorganization treatment other than such actions that are required pursuant to this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1. Organization, Standing and Corporate Power.

(a) Each of Parent and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Section 4.1(b) of the Parent Disclosure Schedule lists all Subsidiaries of Parent together with the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens.  Parent does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) Parent has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws, in each case as amended to the date of this Agreement (the “Parent Charter Documents”).  The Parent Charter Documents and the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Parent Subsidiary Documents”) are in full force and effect and neither Parent nor any of its Subsidiaries is in violation of any of their respective provisions.  Parent has made available to the Company and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the board of directors and each committee of the board of directors of Parent held since January 1, 2005.

SECTION 4.2. Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, par value $.01 per share, 1,500,000 shares of which have been designated as the “Class A Junior Preferred Stock” (“Parent Class A Preferred Stock”) and 4,500,000 shares of which have been designated as the “Class B Senior Convertible Preferred Stock” (“Parent Class B Preferred Stock”, together with the Parent Class A Preferred Stock, the “Parent Preferred Stock”).  At the close of business on October 5, 2009, (i) 28,874,509 shares of Parent Common Stock were issued and outstanding, (ii) 903,233 shares of Parent Class A Preferred Stock were issued and outstanding, (iii) 4,255,546 shares of Parent Class B Preferred Stock were issued and outstanding, (iv) no shares of Parent Common Stock were held by Parent in its treasury, (v) 2,777,778 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans (of which 2,520,600 shares of Parent Common Stock were subject to outstanding Parent Stock Options granted under the Parent Stock Plans), and (vii) 1,378,226 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of the outstanding warrants to purchase shares of Parent Common Stock (“Parent Common Stock Warrants”).  All outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Included in Section 4.2(a)(i) of the Parent Disclosure Schedule is a correct and complete list, as of October 5, 2009, of all outstanding options or other rights to purchase or receive shares of Parent Common Stock granted under the Parent Stock Plans or otherwise, and, for each such option or other right, the number of shares of Parent Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.  Included in Section 4.2(a)(ii) of the Parent Disclosure Schedule is a correct and complete list, as of October 5, 2009, of all Parent Common Stock Warrants, and, for each such warrant, the number of shares of Parent Common Stock subject thereto, the grant and expiration dates and exercise price thereof and the name of the holder thereof.  All options representing the right to acquire shares of Parent Common Stock (“Parent Stock Options”) and Parent Common Stock Warrants have an exercise price equal to no less than the fair market value of the underlying shares of Parent Common Stock on the date of grant.  Since January 1, 2009, Parent has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Parent Stock Options and the Parent Common Stock Warrants, in each case, referred to above in this Section 4.2(a).  Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b) hereof, including the Recapitalization, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any Parent Common Stock.  No share of Parent Common Stock is owned by any Subsidiary of Parent.

(b) As of the Closing Date, immediately prior to the Closing and after giving effect to the Recapitalization, the authorized capital stock of Parent will consist of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of Parent Preferred Stock.  As of the Closing Date, immediately prior to the Closing and prior to the closing of the Exchange and after giving effect to the Recapitalization and assuming that none of the Parent Stock Options or Parent Common Stock Warrants are exercised after the date hereof and assuming that no fractional shares were cashed out pursuant to the Recapitalization Agreement, (i) 16,101,749 shares of Parent Common Stock will be issued and outstanding and (ii) no shares of Parent Preferred Stock will be issued and outstanding.  As of the Closing Date, all outstanding shares of Parent Common Stock will have been duly authorized and validly issued and will be fully paid and nonassessable.  As of the Closing Date, immediately after the Closing and assuming that no fractional shares were cashed out in the Exchange or conversion of Company Common Stock pursuant to Section 2.1(c), 1,398,251 shares of Parent Common Stock issued and outstanding will be held by holders of the Company Convertible Securities and 2,500,000 shares of Parent Common Stock issued and outstanding will be held by holders of Company Common Stock who held such Company Common Stock immediately prior to the Closing.

(c) None of Parent’s Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

SECTION 4.3. Authority; Noncontravention; Voting Requirements.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors and stockholders and no other action on the part of Parent and Merger Sub or any stockholder of Parent is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Transactions, or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter Documents or any of the Parent Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 4.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

SECTION 4.4. Governmental Approvals.  Except for (a) the filing with the SEC of the Registration Form S-4 and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of Nasdaq, (b) the filing of the Articles of Merger with the Secretary of State of the State of Oregon pursuant to the OBCA, (c) the filing of the amendment to the certificate of incorporation of Parent with the Secretary of State of the State of Delaware), (d) filings required under, and compliance with other applicable requirements of, the HSR Act and (e) filings required under, and compliance with other applicable requirements of, the Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.  Section 4.4 of the Parent Disclosure Schedule lists all material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority under Foreign Antitrust Laws that are necessary for the consummation by Parent and Merger Sub of the Transactions.

SECTION 4.5. Viasystems SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Viasystems, Inc., a direct, wholly owned Subsidiary of Parent (“Viasystems”), has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, and other statements with the SEC since January 1, 2006 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Viasystems SEC Documents”).  Other than Viasystems, as required pursuant to the Viasystems Indenture, neither Parent nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Viasystems SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Viasystems SEC Documents), the Viasystems SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Viasystems SEC Documents, and none of the Viasystems SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Viasystems SEC Documents.  To the Knowledge of Parent, none of the Viasystems SEC Documents is the subject of ongoing SEC review or investigation.

(b) Parent has delivered copies of the audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2007 and December 31, 2008, together with the related audited statements of income and of cash flows of Parent and its Subsidiaries for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 (such audited financial statements, including the notes and schedules thereto being hereinafter referred to collectively as the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  The consolidated financial statements of Viasystems included in the Viasystems SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respect the consolidated financial position of Viasystems and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Viasystems and its Subsidiaries, taken as a whole).

(c) Viasystems has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Viasystems, including its consolidated Subsidiaries, required to be disclosed by Viasystems in the reports that it files or submits under the Exchange Act is accumulated and communicated to Viasystems’ principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Viasystems in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  Viasystems’ principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Viasystems’ auditors and the audit committee of the board of directors of Viasystems (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Viasystems’ ability to record, process, summarize and report financial data and have identified for Viasystems’ auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Viasystems’ internal controls.  The principal executive officer and the principal financial officer of Viasystems have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Viasystems SEC Documents, and the statements contained in such certifications are complete and correct.  To the Knowledge of Parent, there are no facts or circumstances that would prevent Viasystem’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Viasystems is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.  Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of Parent or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of Parent and its Subsidiaries as of December 31, 2008 (the “Parent Balance Sheet Date”) (including the notes and schedules thereto) or (ii) incurred after the Parent Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements or any Viasystems SEC Documents.

SECTION 4.6. Absence of Certain Changes or Events.  Since the Parent Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.  Except as disclosed in the Viasystems SEC Documents filed by Viasystems and publicly available prior to the date of this Agreement (the “Filed Viasystems SEC Documents”), since the Parent Balance Sheet Date (a) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of the Company would violate such provision.  Without limiting the foregoing, except as disclosed in the Filed Viasystems SEC Documents, since the Parent Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of Parent or any of its Subsidiaries which materially affects the use thereof.

SECTION 4.7. Legal Proceedings.  Except as disclosed in the Filed Viasystems SEC Documents, there is no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority.

SECTION 4.8. Compliance With Laws; Parent Permits.  Parent and its Subsidiaries are in compliance in all material respects with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.  Parent and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Parent Permits”).  Parent and its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits.  Since January 1, 2007, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that parent or any of its Subsidiaries was not in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Parent Permit.  The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Parent Permit.

SECTION 4.9. Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Form S-4 will, at the time the Registration Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) any registration statement to be filed with the SEC by Parent in connection with the terms of the Note Exchange Agreement will, at the time such registration statement, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  The Registration Form S-4 and any registration statement to be filed with the SEC by Parent in connection with the terms of the Note Exchange Agreement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, Parent and Merger Sub makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.10. Tax Matters.

(a) Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by Parent or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Viasystems SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements.  No deficiency with respect to Taxes has been proposed, asserted or assessed (in any of the cases in writing) against Parent or any of its Subsidiaries.

(c) The Federal income Tax Returns of Parent and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2005.  All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of Parent or any of its Subsidiaries and no written notice thereof has been received.

(e) Parent has made available to the Company correct and complete copies of (i) all material income and franchise Tax Returns of Parent and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Parent or any of its Subsidiaries.

SECTION 4.11. Employee Benefits and Labor Matters.

(a) Section 4.11(a)(i) of the Parent Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, policies, agreements, arrangements, or payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which Parent or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of Parent or any of its Subsidiaries (collectively, the “Parent Plans”).  Neither Parent nor any of its ERISA Affiliates has at any time contributed or been obligated to contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan.  Neither Parent nor any ERISA Affiliate has, has had, or could reasonably be expected to have any liability, contingent or otherwise, to the PBGC.

(b) Correct and complete copies of the following documents with respect to each of the Parent Plans (other than a Multiemployer Plan) have been delivered to the Company by Parent to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Parent Plans.

(c) The Parent Plans have been maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, except as would not have a Parent Material Adverse Effect.  The Parent Plans intended to qualify under Section 401 of the Code have received a favorable determination or opinion letter from the IRS as to their qualified status (and any trusts intended to be exempt from federal income taxation under the Code are so exempt).  Nothing has occurred with respect to the operation of the Parent Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except as would not have a Parent Material Adverse Effect.

(d) There are no pending actions, claims or lawsuits arising from or relating to the Parent Plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form the basis for any such material claim or lawsuit.

(e) None of the Parent Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Parent Plan.

(g) Parent and its Subsidiaries are in compliance with Section 409A of the Code and the rules and regulations promulgated thereunder, except as would not have a Parent Material Adverse Effect.  All Parent Options have been granted with an exercise price of no less than fair market value on the applicable date of grant, except as would not have a Parent Material Adverse Effect.

(h) Any individual who performs services for Parent or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Parent or any of its Subsidiaries for federal income tax purposes by Parent is not an employee for such purposes, except as would not have a Parent Material Adverse Effect.

(i) None of the employees of Parent or its Subsidiaries is represented in his or her capacity as an employee of Parent or any of its Subsidiaries by any labor organization.  Neither Parent nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has Parent or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees.  There is no union organization activity involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, nor has there ever been union representation involving any of the employees of Parent or any of its Subsidiaries.  There is no picketing pending or, to the Knowledge of Parent, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened.  There are no material complaints, charges or claims against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened that could reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual.  Parent and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, or WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not have a Parent Material Adverse Effect.  Except as disclosed in the Filed Viasystems SEC Documents, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Parent or any of its Subsidiaries since November 1, 2008.

SECTION 4.12. Environmental Matters.  Except for those matters that have not resulted and would not reasonably be expected to have a Parent Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) to the Knowledge of the Company, there are no pending or threatened investigations of the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries which would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, and (E) to the Knowledge of the Company, the Company has made available to Parent copies of all environmental reports, assessments, reviews and investigations and all written information pertaining to known or anticipated Environmental Liabilities relating to the Company or its Subsidiaries.

SECTION 4.13. Contracts.

(a) Set forth in Section 4.13(a) of the Parent Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by Parent with the SEC on the date hereof, and (ii) each of the following to which Parent or any of its Subsidiaries is a party:  (A) Contract that purports to limit, curtail or restrict the ability of Parent or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Parent or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2006, (D) Contract with any (x) Governmental Authority or (y) director or officer of Parent or any of its Subsidiaries or any Affiliate of Parent, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Parent or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Parent or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of Parent or any of its Subsidiaries, (I) customer, client or supply Contract that involves total consideration in excess of $1,000,000 (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice), (J) Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $1,000,000, (K) collective bargaining agreement, (L) “standstill” or similar agreement, (M) Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) to the extent material to the business or financial condition of Parent and its Subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, and (O) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 4.13(a) of the Parent Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(b), each a “Parent Material Contract”).  Parent has heretofore made available to the Company correct and complete copies of each Parent Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Parent Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Parent and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.  No approval, consent or waiver of any Person is needed in order that any Parent Material Contract continue in full force and effect following the consummation of the Transactions.  Neither Parent nor any of its Subsidiaries is in default under any Parent Material Contract or other Contract to which Parent or any of its Subsidiaries is a party (collectively, the “Parent Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by Parent and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent.  To the Knowledge of Parent, no other party to any Parent Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent.  Neither Parent nor any of its Subsidiaries has received any notice of termination or cancellation under any Parent Material Contract, received any notice of breach or default in any material respect under any Parent Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Parent Material Contract.

SECTION 4.14. Title to Properties.  Each of Parent and its Subsidiaries (a) has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all properties and other assets which are reflected on the most recent consolidated balance sheet of Parent included in the Filed Viasystems SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to Parent’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Viasystems SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of Viasystems included in the Filed Viasystems SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by Parent’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Viasystems SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Parent’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Viasystems SEC Documents).  Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.  Except for the properties and assets which are reflected on the most recent consolidated balance sheet of Viasystems included in the Filed Viasystems SEC Documents, Parent does not own any other material properties or assets.

SECTION 4.15. Intellectual Property.

(a) For purposes of this Agreement:

(i) “Parent Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of Parent or any of its Subsidiaries, or owned or held for use by Parent or any of its Subsidiaries.

(ii) “Parent Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights owned, filed or applied for by Parent or any of its Subsidiaries.

(iii) “Parent Technology” means all Technology used in or necessary for the conduct of the business of Parent or any of its Subsidiaries, or owned or held for use by Parent or any of its Subsidiaries.

(b) Section 4.15(b) of the Parent Disclosure Schedule sets forth an accurate and complete list of all Parent Registered Intellectual Property and all material unregistered Marks used by Parent or any of its Subsidiaries.  Section 4.15(b) of the Parent Disclosure Schedule lists, for each item of Parent Registered Intellectual Property, the owner of such item of Parent Registered Intellectual Property, the registration or application date and number (as applicable) of such item of Parent Registered Intellectual Property and the jurisdiction in which such item of Parent Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed.  All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Parent Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the Parent Registered Intellectual Property have been timely made, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Parent Registered Intellectual Property and all issuances, registrations and applications therefor.

(c) Parent and/or one of its Subsidiaries is the sole and exclusive owner of all Parent Registered Intellectual Property, free and clear of all Liens.  Parent and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise exploit, all of the other Parent Intellectual Property and Parent Technology as the same is used, sold, licensed and otherwise exploited by Parent or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of Liens.  The Parent Intellectual Property and Parent Technology owned by or licensed to Parent or any of its Subsidiaries includes all of the material Intellectual Property Rights and Technology necessary and sufficient to enable Parent and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.  The Parent Registered Intellectual Property (other than any applications included in the Parent Registered Intellectual Property) is valid and enforceable.

(d) To the Knowledge of Parent, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property Rights of any other Person, except as would not have a material effect on Parent: (i) any Parent Intellectual property; (ii) any Parent Technology; and (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of any Parent Intellectual Property, Parent Technology, products or services by Parent or any of its Subsidiaries; or (iv) the present business practices, methods or operations of Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of Parent, threatened suit, action, investigation or proceeding which involves a claim (A) against Parent or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Parent Intellectual Property or Parent Technology or (B) contesting the right of Parent or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Parent Intellectual Property or Parent Technology, or any products, processes or materials covered thereby in any manner.  Neither Parent nor any of its Subsidiaries has received written notice of any such threatened claim.

(e) To the Knowledge of Parent and except as would not have a material effect on Parent, no Person (including employees and former employees of Parent or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Parent Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries has made any claim of infringement, violation, misappropriation or misuse of any Parent Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries against any Person (including employees and former employees of Parent or any of its Subsidiaries).

(f) No Trade Secret or other non-public, proprietary information material to the businesses of Parent or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of Parent, has been actually disclosed by Parent or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof.  Each of Parent and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all such Trade Secrets and other non-public, proprietary information (and any confidential information of any other Person to whom Parent or any of its Subsidiaries has a confidentiality obligation).  Each employee, consultant and independent contractor of Parent or any of its Subsidiaries involved in the creation or development of any Intellectual Property Rights, Technology, products or services of Parent or any of its Subsidiaries has entered into a written non-disclosure and invention assignment agreement with Parent or such Subsidiary, as applicable, in a form made available to the Company prior to the date hereof.

(g) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property Rights or Technology owned by Parent or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property Rights or Technology.  To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property Rights or Technology owned by Parent or any of its Subsidiaries has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries.

(h) Parent and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Parent Computer Systems”) that are necessary for the operation of Parent’s and its Subsidiaries’ businesses.  The Parent Computer Systems are adequate for the operation of Parent’s and its Subsidiaries’ businesses as currently conducted.  During the three (3) year period prior to the date hereof, (i) no error or fault has occurred in or to any of the Parent Computer Systems that has resulted in a material interruption to the operations of Parent or any of its Subsidiaries and (ii) to the Knowledge of Parent, there has been no unauthorized access to or use of any of the Parent Computer Systems.

(i) Each of Parent and its Subsidiaries has established privacy compliance policies and is in compliance with, and has been in compliance with for the three (3) year period prior to the date hereof, its respective privacy policies and any applicable Laws relating to personal identifiable information.

(j) The consummation of the transactions contemplated hereby will not encumber or extinguish any Parent Intellectual Property or Parent Technology or result in the loss or impairment of the right of Parent to own or use any Parent Intellectual Property or Parent Technology.  Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by Parent or any of its Subsidiaries to any Person of any ownership interest, license, right or protection from any legal proceeding with respect to any Parent Intellectual Property or Parent Technology or in the Company being bound by or subject to any non-compete or other restriction, pursuant to any Contract to which Parent or any of its Subsidiaries is a party or by which any assets or properties of Parent or any of its Subsidiaries is bound.

SECTION 4.16. Insurance, Claims and Warranties.

(a) Section 4.16(a) of the Parent Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Parent or any of its Subsidiaries (the “Parent Policies”).  The Parent Policies (i) have been issued by insurers which, to the Knowledge of Parent, are reputable and financially sound, (ii) provide coverage for the operations conducted by Parent and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Parent and its Subsidiaries operate and (iii) are in full force and effect.  Neither Parent nor any of its Subsidiaries is in material breach or default, and neither Parent nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Parent Policies.  No notice of cancellation or termination has been received by Parent with respect to any of the Parent Policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Parent Policy.

(b) Section 4.16(b) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2007 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of Parent or any of its Subsidiaries.  All such existing claims are or will be fully covered by product liability insurance.  No circumstances exist affecting the safety of the products of Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 4.16(c) of the Parent Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of Parent and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of twelve (12) months.  All products of each of Parent and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of Parent or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All warranties of each of Parent and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.17. Brokers and Other Advisors.  Except for Goldman Sachs & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Subsidiaries.

SECTION 4.18. Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.19. State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Parent or Merger Sub is applicable to the Merger or the other Transactions.

SECTION 4.20. Reorganization Treatment.  Parent and Merger Sub agree to report the Merger, together with the Exchange, as a “reorganization” within the meaning of Section 368(a) of the Code and not to take any action inconsistent with reorganization treatment other than such actions that are required pursuant to this Agreement.

SECTION 4.21. Interested Party Transactions.  Since January 1, 2006, there have been no transactions, agreements, arrangements or understanding between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand (other than Parent's Subsidiaries), that would have been required to be disclosed under Item 404 under Regulation S-K under the Exchange Act if Parent had been subject to Exchange Act and that has not been so disclosed to the Company.

SECTION 4.22. Financing.  Parent has provided to the Company a true and correct copy of a commitment letter, dated July 10, 2009, executed and delivered by Wachovia Bank National Association (such commitment letter or letters, together with any amendments or supplements thereto or replacements thereof obtained by Parent from time to time, the “Commitment Letter”) with respect to all debt financing required for consummation of the transactions contemplated hereby (the “Financing”).  The amount of the Financing provides sufficient funds for Parent and Merger Sub to consummate the transactions contemplated by this Agreement and to pay any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1. Preparation of the Registration Form S-4 and the Proxy Statement; Stockholder Meetings; Recapitalization.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Form S-4, in which the Proxy Statement will be included as a prospectus.  The Registration Form S-4 and Proxy Statement shall be in a form and substance reasonably satisfactory to Parent and the Company.  Each of the Company and Parent shall use its reasonable best efforts to have the Registration Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Form S-4 effective for so long as necessary to consummate the Merger.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Registration Form S-4 is declared effective under the Securities Act.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action.  No filing of, or amendment or supplement to, the Registration Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Form S-4 or the Merger and (ii) all orders of the SEC relating to the Registration Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval.  Subject to Section 5.3(c) hereof, the Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”).  The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Stockholders in advance of the vote to be held at the Company Stockholders’ Meeting or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(c) Prior to the Closing, Parent shall effect a recapitalization implementing the capitalization of Parent set forth in Section 4.2(b) (the “Recapitalization”), as more fully set forth in the Recapitalization Agreement.  In accordance with the Recapitalization Agreement, immediately prior to the Closing, Parent shall (i) amend its certificate of incorporation and file such amendment with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit B-1, (ii) amend its bylaws substantially in the form attached hereto as Exhibit B-2, (iii) terminate the Stockholders Agreement, dated January 31, 2003, between Parent and the other parties thereto, as amended by that certain First Amendment and Consent, dated as of October 2003, (iv) enter into the Stockholder Agreement between Parent and a limited liability company holding the interests of Hicks Muse, GSC and TCW substantially in the form as set forth in Exhibit C, and (v) terminate the Monitoring and Oversight Agreement, dated as of January 31, 2003, among Parent, Hicks, Muse & Co. Partners L.P., an affiliate of Hicks Muse, and the other parties thereto.

SECTION 5.2. Conduct of Business.

(a) Except as expressly permitted by this Agreement or as required by applicable Law and except as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon (x) the exercise of options and settlement of awards granted under the Company Stock Plans, (y) the conversion of the Company Convertible Securities, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof, and (z) pursuant to the Company’s Employee Stock Purchase Plan; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests (other than pursuant to the option exercise and tax withholding provisions of awards under the Company Stock Plans); (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) incurrence by the Company or its Subsidiaries of additional indebtedness (net of cash and investments) of not more than $16,000,000 in the aggregate, provided that cash realized from sales permitted under Section 5.2(a)(iii) shall not be included for this purpose, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(b)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, (C) the sale or other disposition of the Company’s Hong Kong facilities, but only if the aggregate cash proceeds from such sale or disposition exceed $8,000,000; (D) the sale or disposition of assets held for sale relating to the Forest Grove facility, but only if the aggregate cash proceeds from such sale or disposition exceed $4,000,000; (E) the sublease of the property leased by the Company under the Net Lease Agreement, dated as of August 22, 2000, between the Company and Opus Northwest, L.L.C., but only if the annual payments received from such sublease exceed $540,000; and (F) dispositions of obsolete or worthless assets or miscellaneous assets with a net book value of not more than $250,000 in the aggregate;

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate per fiscal quarter, and in any event not to exceed $5,000,000 in the aggregate during calendar 2009;

(v) directly or indirectly acquire, by merging or consolidating with, by purchasing all of or a substantial equity interest in or all or substantially all of the assets of, or by any other manner, any Person or division or business of any Person;

(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and other advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vii) (A) enter into, terminate or amend any Company Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the engagement letter with Thomas Weisel Partners relating to the Transactions, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable law or the terms of a Company Stock Plan (correct and complete copies of which have been made available to Parent), (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice or (C) any changes arising from collective bargaining arrangements in the PRC;

(ix) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, in each case other than in the ordinary course of business;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law, excluding changes to remediate delayed reporting by the Company’s Asia operations;

(xi) amend the Company Charter Documents or the Company Subsidiary Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than transactions exclusively between wholly owned Subsidiaries of the Company (excluding, however, Merix Holding (Singapore) Pte Ltd);

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms (or less than as required under their terms) of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(xv) settle or compromise any litigation, proceeding or investigation; or

(xvi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

(b) Except as expressly permitted by this Agreement or as required by applicable Law and except as set forth in the Parent Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) other than related to the Recapitalization, (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that Parent may issue shares of Parent Common Stock upon (x) the exercise of options and settlement of awards granted under the Parent Stock Plans and (y) the exercise of any Parent Common Stock Warrants; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests (other than pursuant to the option exercise and tax withholding provisions of awards under the Parent Stock Plans); (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of Parent to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Parent Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of Parent or any restricted stock purchase agreement or any similar or related contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries, other than (A) incurrence by Parent or its Subsidiaries of additional indebtedness (net of cash and investments) of not more than $50,000,000 in the aggregate, provided that cash realized from sales permitted under Section 5.2(b)(iii) shall not be included for this purpose, and (B) borrowings from the Parent by a direct or indirect wholly owned Subsidiary of the Parent in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii) of the Parent Disclosure Schedule, correct and complete copies of which have been made available to the Company, (C) the sale or disposition of assets held or formerly held for sale relating to the Milwaukee facility, but only if the aggregate cash proceeds from such sales or dispositions from and after January 1, 2009 exceed $2,000,000, or (D) dispositions of obsolete or worthless assets or miscellaneous assets with a net book value of not more than $500,000 in the aggregate (excluding asset sales related to the Milwaukee facility);

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $20,000,000 in the aggregate per fiscal quarter, and in any event not to exceed $40,000,000 in the aggregate during calendar 2009;

(v) directly or indirectly acquire, by merging or consolidating with, by purchasing all of or a substantial equity interest in or all or substantially all of the assets of, or by any other manner, any Person or division or business of any Person;

(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and other advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of Parent in the ordinary course of business;

(vii) (A) enter into, terminate or amend any Parent Material Contract or, other than in the ordinary course of business consistent with past practices, any other Contract that is material to Parent and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict Parent, or any existing or future Subsidiary or Affiliate of Parent, from engaging in any line of business or in any geographic area, (C) amend or modify the engagement letter with Goldman Sachs & Co. relating to the Transactions, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable law or the terms of a Parent Stock Plan (correct and complete copies of which have been made available to the Company), (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice or (C) any changes arising from collective bargaining arrangements in the PRC;

(ix) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, in each case other than in the ordinary course of business;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Parent Charter Documents or the Parent Subsidiary Documents, other than pursuant to the Recapitalization;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than (A) the Recapitalization and (B) transactions exclusively between wholly owned Subsidiaries of Parent;

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms (or less than as required under their terms) of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Parent or of Viasystems included in the Filed Viasystems SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of the Company, except for communications in the ordinary course of business that do not relate to the Transactions;

(xv) except for the pending litigation regarding the Richmond, Virginia property formerly owned by Parent, settle or compromise any litigation, proceeding or investigation; or

(xvi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of Parent and Merger Sub set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

SECTION 5.3. No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives.  The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the board of directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof, (x) the board of directors of the Company may (including through its Representatives) contact such Person and its advisors for the purpose of clarifying such Takeover Proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal and (y) if such board reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which such board of directors determines in good faith, after considering applicable provisions of state law and after consulting with outside counsel, that the taking of such action is necessary in order for such board of directors to comply with its fiduciary duties to the Company’s stockholders under Oregon law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (C) following receipt of a Takeover Proposal that constitutes a Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 7.1(d)(ii).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company.  The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the board of directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such board of directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)).  Notwithstanding the foregoing, the board of directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such board of directors determines in good faith, after reviewing applicable provisions of state law and after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the board of directors of the Company of its fiduciary duties to the Company’s stockholders under Oregon law.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the equity securities of the Company or 50% of more of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the board of directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e) Nothing in this Section 5.3 shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such board of directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law.

SECTION 5.4. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 10 Business Days of the date hereof, if such filing is required, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, and Parent and Merger Sub shall not without the Company’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent or the Company to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

SECTION 5.5. Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6. Access to Information; Confidentiality; Financing Cooperation.

(a) Subject to applicable Laws relating to the exchange of information, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to each other and each other’s respective Representatives reasonable access during normal business hours to all of such party’s and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request.  Unless otherwise required by Law, the parties will hold any information obtained pursuant to this Section 5.6 in confidence in accordance with the Confidentiality Agreement, dated as of November 8, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

(b) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

(c) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide on a timely basis all such assistance and cooperation as Parent and/or Viasystems may reasonably request in connection with the arrangement of the Financing (provided, that such requested assistance and cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) cooperating in the preparation of any offering memorandum or similar document, (iii) furnishing Parent and/or Viasystems and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or Viasystems, including financial statements and financial data, and (iv) providing and executing documents as may be reasonably requested by Parent and/or Viasystems.

SECTION 5.7. Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.8. Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (i) required by the Company Charter Documents as in effect on the date of this Agreement and under existing indemnification agreements and (ii) permitted under applicable Law.

(b) Prior to the Effective Time, the Company shall purchase a “run-on” directors’ and officers’ liability insurance policy for a period of six (6) years after the Effective Time, for the benefit of those persons who are covered by the Company’s directors’ and officers’ liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company’s current directors’ and officers liability insurance policies, for such premium and on such terms and conditions heretofore described to Parent, and shall not modify, amend or otherwise alter such terms and conditions without the prior written consent of Parent, which consent shall not be unreasonably withheld.  In the event such run-on policy is not available, the Surviving Corporation shall cause to be maintained in effect officers’ and directors’ liability insurance for six (6) years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnitee currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that, in satisfying its obligation under this Section 5.8(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.  The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The rights of each Indemnitee under this Section 5.8 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Oregon Law or any other applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(e) The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 5.8, so long as such indemnified party undertakes in writing to reimburse the Surviving Corporation for such costs and expenses if it is finally determined by a court of competent jurisdiction that such indemnified party was not entitled to be indemnified hereunder.

(f) Parent guarantees as primary obligor, and not as surety, the full and punctual performance of the Surviving Corporation’s indemnification obligations under this Section 5.8.

(g) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8.  The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of each Indemnitee and his or her heirs.

SECTION 5.9. Securityholder Litigation.  The Company will provide Parent with ongoing updates and information regarding any securityholder litigation that may be brought against the Company and/or its directors relating to the Transactions.  The Company will consult with Parent regarding all significant strategic issues regarding such litigation and will not settle such litigation without Parent’s consent.

SECTION 5.10. Fees and Expenses.  Except as provided in Section 7.3, in that certain letter agreement, dated July 13, 2009, from the Company to Parent and in this Section 5.10, all fees and expenses incurred in connection with this Agreement, the Note Exchange Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent will bear and pay one-half of the costs and expenses incurred in connection with the filings required under the HSR Act and Foreign Antitrust Laws.  The Company shall pay the expenses for printing the Registration Form S-4 together with the proxy statement/prospectus contemplated thereby and for mailing it to the Company’s stockholders.

SECTION 5.11. Company Rights Plan.  Except as provided in Section 3.20, the Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Agreement prior to the Effective Time unless, and only to the extent that: (a) it is required to do so by order of a court of competent jurisdiction or (b) its board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to effect such amendment, modification or termination would be reasonably likely to constitute a breach of its fiduciary obligations to its stockholders under applicable Law.

SECTION 5.12. Representations Relating to Reorganization Treatment.  The Company, Parent and Merger Sub shall execute and deliver to each of Orrick, Herrington & Sutcliffe LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent and Merger Sub, certificates relating to the status of the merger as a “reorganization” at such time or times as reasonably requested by each such law firm.  None of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

SECTION 5.13. Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) or acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

SECTION 5.14. Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the Nasdaq, subject to official notice of issuance.

SECTION 5.15. Employee Benefits and Compensation.  During the one (1) year period following the Effective Time, any reductions in compensation or benefits shall be made equitably and as part of an across-the-board reduction applicable to all employees within the relevant geographic region.  For purposes of eligibility, vesting and benefit entitlement under the benefit plans of Parent and its Subsidiaries (and, additionally, for purposes of benefit accrual under only the vacation and severance plans (but not any other employee benefit plans) of Parent and its Subsidiaries) Parent and it Subsidiaries shall credit each employee of the Company and its Subsidiaries who becomes an employee of Parent or its Subsidiaries with his or her years of service with the Company and its Subsidiaries (including service with any predecessor entities) credited to such employee immediately prior to the Effective Time under any similar Company benefit plan or, in the absence of a similar Company benefit plan, such service shall be credited under the service crediting rules of the applicable benefit plan of Parent or its Subsidiaries as if such service had been performed for Parent and its Subsidiaries.

SECTION 5.16. Employee Stock Purchase Plan.  As soon as practicable following the date of this Agreement, the board of directors of the Company shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Employee Stock Purchase Plan, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no purchase period shall be commenced after the date of this Agreement; (iii) each participant’s outstanding right to purchase Company Common Stock under the Employee Stock Purchase Plan shall be suspended immediately following the end of the purchase period in effect on the date of this Agreement or if earlier, each participant’s outstanding right to purchase Company Common Stock under the Employee Stock Purchase Plan shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided that, in either case, all amounts allocated to each participant’s account under the Employee Stock Purchase Plan as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price for the then outstanding purchase period; and (iv) the Employee Stock Purchase Plan shall terminate immediately prior to the Effective Time.

SECTION 5.17. Board Representation.  Parent shall cause to be appointed to the board of directors of Parent, effective as of the Effective Time, three (3) of the individuals who serve on the board of directors of the Company as of the date of this Agreement.  The board of directors of Parent, as of the Effective Time, shall consist of twelve (12) directors.

SECTION 5.18. Financing Arrangements.

(a) Parent shall use its commercially reasonable efforts to obtain and effectuate the Financing contemplated by the Commitment Letter on the terms set forth therein.  Parent agrees to notify the Company as soon as reasonably practicable if, at any time prior to the Closing Date, (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent or Viasystems that such source no longer intends to provide financing to Viasystems or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain any of the Financing substantially on the terms described in the Commitment Letter.  Parent shall not, nor shall it permit any of its subsidiaries or Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the Financing contemplated by the Commitment Letter.  Parent shall not, and shall cause Viasystems not to, amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would impair, delay or prevent the Closing without the prior written consent of the Company.

(b) If the Commitment Letter shall expire or terminate for any reason, Parent shall use its commercially reasonable efforts to cause Viasystems to obtain, and will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued, funding conditions no less favorable than those included in the Commitment Letter as originally issued and other terms and conditions the aggregate effect of which is not materially adverse to Viasystems in comparison with those contained in the Commitment Letter as originally issued, which extension or new commitment shall include a termination date not earlier than the Walk-Away Date.  Parent shall cause Viasystems to accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not materially adverse to Viasystems in comparison with those contained in the Commitment Letter as originally issued.

SECTION 5.19. Exchange Agreement.  Parent shall use its commercially reasonable efforts to cause the transactions contemplated under the Note Exchange Agreement to be effectuated in accordance with the terms set forth therein.  Parent shall not, without the prior written consent of the Company, amend or alter, or agree to amend or alter, the Note Exchange Agreement in any manner that would impair, delay or prevent the Closing.

SECTION 5.20. Company 2009 Equity Incentive Plan.  The Company agrees that if the Company’s 2009 Equity Incentive Plan is approved by shareholders of the Company, it will not approve or issue any awards under such plan.

ARTICLE VI

Conditions Precedent

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company;

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired and the receipt of the approvals and consents have been obtained for merger control filings required under the Foreign Antitrust Laws;

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d) Registration Form S-4.  The Registration Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) Exchange.  The closing of the Exchange pursuant to the terms and conditions of the Note Exchange Agreement shall have occurred concurrently with the Closing;

(f) Other Actions.  The Recapitalization and other actions identified in Section 5.1(c) shall have been fully completed as of the Effective Time; and

(g) Financing.  Viasystems shall have received the proceeds of the Financing or alternative financing contemplated by Section 5.18.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) Director Resignations.  Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time.

SECTION 6.3. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect;

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect; and

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.4. Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

SECTION 7.1. Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the Walk-Away Date, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 15 calendar days following receipt of written notice from Parent of such breach or failure;

(ii) if (A) a Company Adverse Recommendation Change shall have occurred or (B) the board of directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal;

(iii) if after the date of this Agreement there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; or

(iv) if the Note Exchange Agreement is not valid, binding and enforceable in accordance with its terms against the holders of the Company Convertible Securities party thereto; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 15 calendar days following receipt of written notice from the Company of such breach or failure;

(ii) (A) if the Company receives a Takeover Proposal that is a Superior Proposal, (B) the board of directors of the Company by affirmative vote of a majority of all of its members resolves to accept such Superior Proposal, (C) the Company shall have given Parent three Business Days’ prior written notice of its intention to terminate pursuant to this provision, (D) such Takeover Proposal continues to constitute a Superior Proposal after taking into account any revised proposal made by Parent during such three Business Day period and (E) the board of directors of the Company concludes in good faith by affirmative vote of a majority of all of its members, following receipt of advice of its outside legal counsel, that the failure to accept such Superior Proposal would result in a breach of its fiduciary duties under applicable Law;

(iii) if after the date of this Agreement there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect; or

(iv) if the Note Exchange Agreement is not valid, binding and enforceable in accordance with its terms against the holders of the Company Convertible Securities party thereto.

SECTION 7.2. Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.6(a), Sections 3.18, 4.17, 5.9, 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3. Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(ii) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach or failure triggering such termination shall have been a material breach of, or failure to comply with, the Company’s obligations under Section 5.1 or Section 5.3;

(iv) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) in circumstances not covered by Section 7.3(a)(iii), and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within six (6) months of the date this Agreement is terminated;

(v) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(vi) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii).

then in any such event under clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 7.3(a), the Company shall pay to Parent (i) a termination fee of $1,300,000 in cash (the “Termination Fee”) and (ii) all documented Expenses of Parent, not to exceed $3,900,000 in the aggregate (the “Expense Reimbursement Amount”).  As used herein, “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the Registration Form S-4 and the prospectus contained therein, authorization, preparation, negotiation and execution of the Note Exchange Agreement and the consummation of the transactions contemplated thereunder, the filing of any required notices under applicable Antitrust Laws or other regulations, the authorization, preparation, negotiation and execution of the Commitment Letter and the consummation of the transactions contemplated thereunder, and all other matters related to the Merger and the other Transactions.  For purposes of Section 7.3(a)(i)(B), Section 7.3(a)(ii)(C), Section 7.3(a)(iv)(C) and Section 7.3(b) only, references in the definition of “Takeover Proposal” to “15% or more” shall be deemed references to “50% or more.”

In the event that (x) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and no Termination Fee is payable in respect thereof pursuant to Section 7.3(a)(ii); or (y) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and no Termination Fee is payable in respect thereof pursuant to Section 7.3(a)(iii) or 7.3(a)(iv), then in each such case under such clause (x) or (y) the Company shall pay to Parent the Expense Reimbursement Amount and thereafter the Company shall be obligated to pay to Parent the Termination Fee in the event such fee is payable pursuant to Section 7.3(a)(ii), Section 7.3(a)(iii) or Section 7.3(a)(iv), as the case may be.

(b) Any payment required to be made pursuant to clause (i), (ii) or (iv) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (v) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) in the circumstances described in Section 7.3(a)(iii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (vi) of Section 7.3(a) shall be made to Parent concurrently with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii); and, in circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent and Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee and/or Expense Reimbursement Amount required pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 12.5%; provided, however, in no event shall the applicable interest rate exceed the maximum rate permitted by law.  In addition, if the Company shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.  The Company acknowledges that the fee, Expense and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1. No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement, in the Company Disclosure Schedule or in the Parent Disclosure Schedule, except to the extent actually set forth herein or therein.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8 and 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.9, 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2. Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5. Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Note Exchange Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract or tort) than may be based upon, arise out of or relate to this Agreement shall be governed by and construed in accordance with the law of the State of Delaware (except with respect to those provisions set forth herein that are required to be governed by the OBCA), without regard to the conflicts of law rules of such state.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.9 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.8. Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9. Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Viasystems Group, Inc.

101 South Hanley Road, Suite 400

St. Louis, Missouri  63105

Attention:    David M. Sindelar

        Daniel J. Weber

Facsimile:                  (314) 746-2251

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention:                  R. Scott Cohen, Esq.

Facsimile:                  (214) 746-7738

If to the Company, to:

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon  97006

Attention:                  Chief Executive Officer

Facsimile:                  (503) 716-3809

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California  94015

Attention:                  Alan Talkington, Esq.

Facsimile:                  (415) 773-5759

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.10. Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“5-Day Trading Price” means the average of the daily market prices for the five (5) consecutive Trading Days preceding the Closing Date.  The daily market price for each such Trading Day shall be (i) the last sale price on such day on the NASDAQ Global Market or the national securities exchange on which the Company Common Stock is then listed or admitted to trading or (ii) if no sale takes place on such day on such market or exchange, the listed closing price on such day.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Rights” means the right to purchase one one-hundredth of a share of Company Preferred Stock per share of Company Common Stock pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of October 16, 2007, between the Company and American Stock Transfer & Trust Company, as Rights Agent thereunder.

“Company Stock Plans” means the Company’s 1994 Stock Incentive Plan, the 2000 Nonqualified Stock Option Plan, the 2006 Equity Incentive Plan, and the 2009 Equity Incentive Plan, in each case as amended.

“Exchange Ratio” means a fraction (i) the numerator of which is equal to 2,500,000 shares and (ii) the denominator of which is equal to the number of shares of the Company Common Stock issued and outstanding as of the Effective Time.  For purposes of clarity, if at the Effective Time there were 22,727,272 shares of the Company Common Stock issued and outstanding, then the Exchange Ratio would be equal to 0.11.

“Fractional Share Amount” means an amount equal to (a) the 5-Day Trading Price divided by (b) the Exchange Ratio.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GSC” means GSC Partners CDO Fund, Limited, GSC Recovery II, L.P. and GSC Recovery IIA, L.P.

“Hicks Muse”  means Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF Equity Fund IV (1999), L.P., HMTF Private Equity Fund IV (1999), L.P., Hicks, Muse PG-IV (1999), C.V., HM4-SBS (1999) Coinvestors, L.P., HM4-EQ (1999) Coinvestors, L.P., Pearl Street, L.P, and Pearl Street II, L.P.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the knowledge after reasonable inquiry of (i) with respect to the Company, the executive officers set forth on Section 8.11 of the Company Disclosure Schedule and (ii) with respect to Parent, the executive officers set forth on Section 8.11 of the Parent Disclosure Schedule; provided that reasonable inquiry shall include inquiry of such Person’s officers and managers having responsibility relating to the applicable matter.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Parent Stock Plan” means the Parent’s 2003 Stock Option Plan, as amended.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, joint venture, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, joint venture, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“TCW”  means TCW Shared Opportunities Fund III, L.P.

“Trading Day” means a day on which the NASDAQ Global Market or the national securities exchange on which the Company Common Stock is listed is open for the transaction of business.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Exchange, and the Recapitalization, and the Recapitalization Agreement and the transactions contemplated thereby.

“Viasystems Indenture” means that certain Indenture, dated as of December 17, 2003, among Parent, the guarantors party thereto, and The Bank of New York, as Trustee, as amended and supplemented.

“Walk-Away Date” means March 31, 2009.

The following terms are defined on the page of this Agreement set forth after such term below:

5-Day Trading Price	71
Affiliate	71
Agreement	2
Antitrust Laws	55
Articles of Merger	3
Bankruptcy and Equity Exception	12
Business Day	71
Certificate	4
Closing	3
Closing Date	3
Code	2
Commitment Letter	44
Company	2
Company Adverse Recommendation Change	54
Company Balance Sheet Date	15
Company Board Recommendation	46
Company Charter Documents	10
Company Common Stock	4
Company Computer Systems	26
Company Contract	22
Company Convertible Securities	2
Company Disclosure Schedule	9
Company Intellectual Property	23
Company Material Adverse Effect	9
Company Material Contract	22
Company Permits	16
Company Plans	18
Company Policies	27
Company Preferred Stock	10
Company Registered Intellectual Property	23
Company Rights	71
Company Rights Agreement	72
Company SEC Documents	13
Company Stock Options	8
Company Stock Plans	72
Company Stockholder Approval	13
Company Stockholders Meeting	45
Company Subsidiary Documents	10
Company Technology	24
Confidentiality Agreement	57
Contract	12
Copyrights	24
Director Consents	8
Effective Time	3
Employee Stock Purchase Plan	11
Environmental Laws	21
Environmental Liabilities	21
ERISA	18
ERISA Affiliate	18
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Offer	2
Exchange Ratio	72
Expense Reimbursement Amount	66
Expenses	66
Fairness Opinion	28
Filed Company SEC Documents	15
Filed Viasystems SEC Documents	34
Financial Statements	33
Financing	44
Foreign Antitrust Laws	13
Fractional Share Amount	72
GAAP	72
Governmental Authority	72
GSC	72
Hazardous Materials	21
Hicks Muse	72
HSR Act	72
Indemnitees	58
Intellectual Property Rights	24
IRS	17
Knowledge	72
Laws	16
Liens	10
Marks	24
Material Adverse Effect	9
Merger	2
Merger Consideration	4
Merger Sub	2
Multiemployer Plan	18
Nasdaq	72
Note Exchange Agreement	2
OBCA	3
Parent	2
Parent Balance Sheet Date	34
Parent Charter Documents	29
Parent Class A Preferred Stock	29
Parent Class B Preferred Stock	30
Parent Common Stock	4
Parent Common Stock Warrants	30
Parent Computer Systems	42
Parent Contracts	39
Parent Disclosure Schedule	29
Parent Intellectual Property	40
Parent Material Adverse Effect	29
Parent Material Contract	39
Parent Permits	35
Parent Plans	36
Parent Policies	43
Parent Preferred Stock	30
Parent Registered Intellectual Property	40
Parent Stock Options	30
Parent Stock Plan	72
Parent Subsidiary Documents	29
Parent Technology	41
Patents	24
PBGC	18
Person	72
Proxy Statement	13
Recapitalization	46
Recapitalization Agreement	2
Registration Form S-4	16
Release	21
Representatives	52
Restraints	62
Sarbanes-Oxley Act	13
SEC	73
Securities Act	10
Software	24
Subsidiary	73
Superior Proposal	54
Surviving Corporation	3
Takeover Proposal	54
Tax Returns	18
Taxes	18
TCW	73
Technology	24
Termination Fee	66
Trade Secrets	24
Trading Day	73
Transactions	73
Viasystems	32
Viasystems Indenture	73
Viasystems SEC Documents	32
Walk-Away Date	73
WARN	20

SECTION 8.12. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VIASYSTEMS GROUP, INC.

By:      /S/ Gerald G. Sax

Name:  Gerald G. Sax

Title:    Senior Vice President and

              Chief Financial Officer

MAPLE ACQUISITION CORP.

By:      /S/ Gerald G. Sax

Name:  Gerald G. Sax

Title:    Treasurer and Chief Financial Officer

MERIX CORPORATION

By:     /S/ Michael D. Burger

Name:  Michael D. Burger

Title:    President and Chief Executive Officer